Exhibit (a)(2)

SELECTICA, INC.

Letter of Transmittal

To:
Richard Morales
Stock Administrator
Selectica, Inc.
3 West Plumeria Drive
San Jose, CA 95134
Telephone: (408) 545-2627
Facsimile:    (408) 570-2396

Participation Instructions:

1A. Complete this form online in Microsoft Word, completing the blanks (including date and name) and send from your Selectica email account to Rmorales@selectica.com as soon as possible, but in any event, before 9:00 p.m. Pacific Time on March 19, 2003.

OR

1B. Print this form, complete it, sign it, and fax it or deliver it to the address set forth above as soon as possible, but in any event, before 9:00 p.m. Pacific Time on March 19, 2003.

2.     Ensure that you receive confirmation of receipt from Stock Administration within 3 business days.

Name of Optionee:             ____________________________

Social Security Number:    ______-______-_________

I have received the email message from Dr. Sanjay Mittal dated February 19, 2003, as well as the “Offer to Exchange Outstanding Options Having an Exercise Price per share of $4.17 or more under the Selectica, Inc. 1996 Stock Plan, the Selectica, Inc. 1999 Equity Incentive Plan, the Selectica, Inc. 1996A Stock Plan, and the Selectica, Inc. 2001 Supplemental Plan” (the “Offer”) including the frequently asked questions. I may cancel any eligible options priced at $4.17 or above, but if I cancel any options, I must cancel all options that were granted to me on or after August 19, 2002 under the Selectica, Inc. 1996 Stock Plan, the Selectica, Inc. 1999, the Selectica, Inc. 1996A Stock Plan, and the Selectica, Inc. 2001 Supplemental Plan Equity Incentive Plan. In return, Selectica will grant me the same number of replacement options at a meeting of the compensation committee of Selectica’s board of directors to be held during the first week following the date six months and one day following the date Selectica cancels the options accepted for exchange (the “replacement grant date”), provided that I am still employed by Selectica on that date. The exercise price of the replacement options will be equal to the last reported sale price of Selectica stock on such date. The replacement options will vest on the same schedule as the cancelled options.

The replacement options will be nonstatutory stock options (NSOs). Except for the strike price, all of the terms of the replacement options will be substantially the same as the terms of the options being cancelled.

I will not be eligible to receive any other options until the replacement grant date.

Under certain circumstances set forth in the Offer, Selectica may terminate or amend the offer and postpone its acceptance and cancellation of any options elected for exchange. In any such event, the options delivered herewith but not accepted for exchange will be returned to me.

I have reviewed the list of my options that Selectica made available to me. I hereby give up my entire ownership interest in the options listed below, and I understand that they will become null and void on the date Selectica accepts my options for exchange. I acknowledge that this election is entirely voluntary. I also acknowledge that this election will be irrevocable on the date Selectica accepts my options for exchange.

I hereby make the following election(s) with regard to my eligible option grants:

A.	Options Granted On or After August 19, 2002

☐	I hereby elect to cancel all outstanding options granted on or after September 19, 2002. (Partial elections are not permitted.)

B.	Options Granted On or After August 19, 2002, PLUS Options Granted Before August 19, 2002

☐	I hereby elect to cancel all outstanding options granted on or after August 19, 2002, and in addition I hereby elect to cancel the following outstanding options granted before August 19, 2002. (Please list only those options that you want to cancel):

1. Option Granted on ________________ ____, _________.

2. Option Granted on ________________ ____, _________.

3. Option Granted on ________________ ____, _________.

4. Option Granted on ________________ ____, _________.

Optionee’s Signature (if submitted in hardcopy): _____________________________

Optionee’s Name (if submitted electronically):

Date: _________________

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